Exhibit 10.1
Summary of Named Executive Officer 2010 Salaries, 2009 Bonus
Awards, 2010 Maximum Bonus Potential, and 2010 Equity and Performance Awards
Base Salary Adjustments. The Compensation Committee approved, and the board of directors ratified, adjustments to the annual base salaries for certain of the Named Executive Officers after a review of performance and competitive market data. The table below sets forth the annual base salary levels of the Company’s Named Executive Officers for 2009 and 2010 (the salary for 2009 became effective on April 1, 2009, and the salary for 2010 will become effective as of April 1, 2010). The Named Executive Officers were determined based on those identified in the Summary Compensation Table contained in the Company’s proxy statement dated April 16, 2009.
Annual Bonus Awards. The Compensation Committee also authorized, and the board of directors ratified, the payment of annual incentive (i.e., bonus) awards to each of the Company’s executive officers in respect of the year ended December 31, 2009. The annual bonus awards were made pursuant to the Company’s annual bonus plan, with target percentages ranging from 70% to 130% in 2009. For each of the Named Executive Officers a minimum target percentage was established pursuant to such executive’s employment agreement with the Company, which are listed as exhibits to the Company’s Current Report on Form 8-K to which this Exhibit 10.1 is attached and which are hereby incorporated by reference herein. The Employment Agreements for the Named Executive Officers and Mr. Paz are also described in the Company’s Current Report on Form 8-K filed October 31, 2008.
Pursuant to the bonus plan, in order for any bonus amount to be paid the Company must meet an annual financial goal which is based on budgeted EBITDA (earnings before interest, taxes, depreciation and amortization) and earnings per share. If the corporate financial target is not met, then the corporate bonus pool is reduced to the extent necessary to enable the Company to meet its target. If the Company has met its annual financial goal, then actual bonus awards for executive officers are determined based on the executive officers’ respective bonus targets and an evaluation by the Committee (and in the case of senior executives also by the CEO) of the extent to which work plan goals were achieved. In addition, if the Company meets certain “stretch” financial targets, bonus targets may be increased by as much as 100%. The Committee reviews and approves the annual financial targets. For 2009, the Company achieved its “stretch” financial goals, and, accordingly, bonuses awarded to the Named Executive Officers were enhanced by up to 100%.
The Compensation Committee also authorized, and the board of directors ratified, the award of annual incentive (i.e., bonus) awards to each of the Company’s Named Executive Officers with respect to the year ending December 31, 2010. These awards were granted as “Other Awards” under the Company’s 2000 Long-Term Incentive Plan, as amended (the “2000 LTIP”), and represent the maximum amount which may be earned by the executive based on the achievement of individual and corporate stretch financial and workplan goals. The Compensation Committee may exercise discretion to reduce such bonuses based on Company performance, individual performance and other factors, but may in no event increase the amount of such bonuses beyond the maximum. In addition, if certain threshold earnings per share targets are not met, then no such bonuses may be paid.
The following table sets forth the 2009 and 2010 base salary levels, along with the annual bonus awards for 2009 and the maximum annual bonus awards for 2010, for each of the Named Executive Officers:

				Annual Bonus	Maximum
		Annual Base Salary		Award	Bonus Award
Name	Title	2009	2010	2009	2010
George Paz	President, CEO & Chairman	$980,000	$1,100,000	$2,528,500	$2,782,000
Jeffrey Hall	Executive Vice President & CFO	$530,000	$600,000	$714,000	$932,000
Michael Holmes	Executive Vice President, Human Capital & Emerging Markets	$453,200	$453,200	$629,860	N/A *
Patrick McNamee	Executive Vice President & COO	$494,400	$550,000	$687,120	$857,760

*	As previously disclosed, Mr. Holmes has announced his intention to leave the Company.
Annual Long Term Incentive Awards
On February 17, 2010, the Compensation Committee approved, and on March 3, 2010 the board of directors ratified, awards of certain long term incentive compensation to each of the Named Executive Officers (other than Mr. Holmes). The long term incentive compensation awards are comprised of a mix of performance shares, non-qualified stock options and restricted stock units, granted under the 2000 LTIP, as follows:

		Non-Qualified	Performance	Restricted Stock
Name	Title	Stock Options	Shares	Units
George Paz	President, CEO & Chairman	87,193	24,749	17,678
Jeffrey Hall	Executive Vice President & CFO	29,583	4,798	4,798
Michael Holmes	Executive Vice President, Human Capital & Emerging Markets	N/A *	N/A *	N/A *
Patrick McNamee	Executive Vice President & COO	26,469	4,293	4,293

*	As previously disclosed, Mr. Holmes has announced his intention to leave the Company.
Performance Shares. The performance shares are settled in shares of the Company’s common stock (the “Stock”) on a share-for-share basis. The number of shares of Stock to be delivered upon settlement of the performance shares is determined based upon the Company’s performance over a set period versus a peer group of companies selected by the Compensation Committee.
Specifically, the number of shares issued in settlement of the performance share awards will depend on where the Company’s performance for the period from January 1, 2010 through January 1, 2013 ranks in relation to the designated peer group in three equally-rated metrics:

2

•	compound annual shareholder return (price appreciation plus reinvestment of monthly dividends and the compounding effect of dividends paid on reinvested dividends),

•	compound annual growth in earnings per share (basic earnings per share before extraordinary items and discontinued operations), and

•	average return on invested capital (income before extraordinary items (available for common stock) divided by total invested capital, which is the sum of total long-term debt, preferred stock, minority interest and total common equity).
In order for any shares to be issued under the performance share awards, the Company’s composite performance must rank in at least the 40th percentile in relation to its peer group. Assuming the Company’s composite performance for the performance period is at the 40th percentile, the actual shares of Stock issued will equal 35% of the award targeted for the Named Executive Officer; at the 50th percentile, the actual shares of Stock issued will equal 100% of the award targeted for the Named Executive Officer; and at the 80th percentile, the actual shares of Stock issued will equal 250% of the award targeted for the Named Executive Officer, which is the maximum number of shares that can be awarded. If the Company’s composite performance falls between these percentile rankings, the actual shares of Stock issued will be determined by interpolation.
Realization of the performance share awards and their actual value, if any, will depend on the applicable targets being met and the market value of the Stock on the date the performance share awards are settled.
The awards provide for certain rights in the event of termination of employment as a result of death, disability, retirement or termination by the Company without cause (as defined), but terminate in the event of termination of employment for any other reason prior to the last day of the performance period. Notwithstanding the foregoing, the awards provide that upon a change of control (as defined) prior to the last day of the performance period, participants who remain employed on the date of a change in control or who terminated earlier on account of death, disability or retirement will receive cash equal to the value of a portion of the Stock represented by the performance shares on the last trading day before the change in control, and that participants who were terminated earlier by the Company without cause will receive the cash value of the Stock represented by between 100% and 250% of the performance shares on the last trading day before the change in control.
The performance shares are subject to the terms of the 2000 LTIP and a Performance Share Agreement entered into with each participant. The 2000 LTIP is listed as Exhibits 10.5, 10.6 and 10.7, and the form of award agreement is listed as Exhibit 10.2, to the Current Report on
Form 8-K to which this Exhibit 10.1 is attached and each is hereby incorporated herein by this reference.
Stock Options. The non-qualified stock options (“options”) were granted with a specified exercise price of $98.99 per share, which was equal to the fair market value of the Stock on the date of grant. In accordance with the Company’s Policy for Grant Approvals and for Establishing Grant Date for Equity Grants, the grant date for the options is March 3, 2010, which was the date the Company’s board of directors ratified the grant. The options vest and become exercisable as to one-third of each award annually on February 28, 2011, 2012, and 2013, and expire on February 28, 2017. The actual value, if any, of the options will depend on the market value of the Stock on the date the options are exercised.
The options are subject to the terms and conditions of the 2000 LTIP as well as a Stock Option Award Agreement entered into with each participant. The 2000 LTIP is listed as Exhibits 10.5, 10.6 and 10.7, and the form of award agreement is listed as Exhibit 10.3, to the Current Report on Form 8-K to which this Exhibit 10.1 is attached and each is hereby incorporated herein by this reference.
Restricted Stock Units. The restricted stock units awarded to the Named Executive Officers entitle the grantee to receive shares upon the satisfaction of the vesting conditions. The restricted stock units are scheduled to vest as to one-third of each award annually on February 28, 2011, 2012, and 2013. The restricted stock units are subject to the terms and conditions of the 2000 LTIP as well as a Restricted Stock Unit Agreement entered into with each participant. The 2000 LTIP is listed as Exhibits 10.5, 10.6 and 10.7, and the form of award agreement is listed as Exhibit 10.4, to the Current Report on Form 8-K to which this Exhibit 10.1 is attached and each is hereby incorporated herein by this reference.

3